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                                  EXHIBIT 99.36

Diodes Incorporated
FOR IMMEDIATE RELEASE

Diodes Incorporated Announces Development of High-Precision Zener Diode Process

        - Breakthrough technique yields significant benefits over traditional diffusion approach

Westlake Village, California - October 31, 2001 - Diodes Incorporated, (Nasdaq:
DIOD) a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, industrial, consumer electronics and automotive industries, today announced the development of a breakthrough high-precision zener diode process.

Diodes Incorporated intends to use the new process to develop a line of subminiature, surface-mount zener devices that will offer significantly improved performance over other zener products available on the market today. Zener technology is an essential component of a broad range of electronics, including PCs, and Internet and communication devices.

FabTech, Inc., a wholly owned subsidiary of Diodes Incorporated, developed the new process, which surpasses the traditional method of high-temperature diffusion with a precision, high-velocity ion implantation technique. The targeted nature of this process offers a far greater measure of control over the zener breakdown voltage (VZ), and greatly reduces other variables that can occur during the process. This results in vastly improved accuracy and uniformity in the end product.

Most zener diode products available on the market today specify tolerance on the VZ of between 5% and 7%. Using the new process, Diodes has obtained a ten-fold improvement, recording typical measurements of less than 1.0%. In addition, the new technology achieves significantly reduced dynamic impedance, matching or surpassing the lowest available in the discrete semiconductor industry. The process has also demonstrated lower temperature coefficient of zener voltage (TCVZ ), another key parameter.

Diodes Incorporated plans to integrate the new zener diode technology into a wide range of Company product lines, including sub-miniature SOT and SOD surface-mount packages that are currently manufactured by its mainland China facility.

Typical end-use products include notebooks, set-top boxes, game consoles, mobile communication and hand-held computing devices, including PDAs. Zener diodes are a key contributor to Diodes' overall sales. The superior performance resulting from this new process will enable the Company to aggressively pursue increased market share.

"When we acquired the FabTech wafer foundry late last year, we saw it as a logical progression in building our Company so as to become a total solution provider of discrete devices," said C.H. Chen, CEO of Diodes Incorporated. "We also wanted to capitalize on the intellectual capital that existed within the FabTech R&D team, with the specific intention of accelerating the development and introduction of next-generation discrete technologies."

"This is the first in a series of technology breakthroughs from the FabTech R&D team. This innovative new zener diode process is a strong validation of our long-term strategy, and we will continue to expand these development initiatives so as to introduce must-have, value-added product lines for our customers, which will also benefit our top- and bottom-line growth."

For more information, visit http://www.diodes.com or contact Diodes' customer service at 800-446-4874 or email at info@diodes.com.

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About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, industrial, consumer electronics and automotive markets. The Company operates two Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai and Diodes-Taiwan (ISO-9000 certified) in Taipei. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. The Company's newly acquired 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as implementation and market reception to the new Zener process, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Crocker Coulson, Partner, Coffin Communications Group;
(818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes, Inc.; (805) 446-4800

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

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